Exhibit 99.1

Press Release October 16, 2007
6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports Strong Sequential Earnings, Revenue and Volume Growth

FORT WAYNE, INDIANA, October 16, 2007– Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced third quarter earnings of $101 million, or $1.06 per diluted share, after purchase accounting adjustments related to the company’s recent acquisition of The Techs in July of approximately $0.01 per diluted share. Diluted earnings per share increased 12 percent sequentially from $0.95 in the second quarter of 2007, but were 2 percent lower than $1.09 in the third quarter of 2006. SDI’s third quarter diluted earnings per share of $1.06 are within the company’s range of $1.02 to $1.07 per diluted share updated on August 30, 2007.

Third quarter revenues increased to $1.2 billion, 27 percent higher than both the year-ago quarter and the second quarter of 2007. Third quarter consolidated shipments of 1.6 million tons increased 26 percent as compared to the year-ago quarter. The sequential volume increase from the second quarter of approximately 336,000 tons, or 27%, was due primarily to increased shipments of 335,000 tons from the company’s steel operations, of which 231,000 tons were from The Techs and 110,000 tons were from increased shipments by the Flat Roll Division.

During the first nine months of 2007, net income grew to $297 million on revenues of $2.9 billion. Year-to-date diluted earnings per share were $3.02, 11 percent ahead of last year. Consolidated shipments for the first nine months grew 15 percent to 4.1 million tons, compared to 3.5 million tons in the first nine months of 2006. The company’s steel operations showed increased year-over-year nine-month shipments of nearly 513,000 tons, or 14 percent.

“Overall, Steel Dynamics is experiencing another strong year,” said Keith Busse, Chairman and CEO. “From an operating standpoint, we saw sequential improvement from the second quarter, in spite of continued softness in flat-rolled steels and some spotty slowness in merchant and specialty bar steels.

“The integration of The Techs is proceeding well. The Techs represents an increase in steel operating revenues and volumes. The product mix sold by The Techs generally elicits higher average selling values, but the resulting operating margins are somewhat lower than traditionally experienced at SDI as The Techs do not currently produce their own substrate as does our Flat Roll Division. Consequently, as the operations exist, consolidating The Techs operating results will generally increase cost of goods sold as a percentage of net sales; however, we hope to internally provide The Techs with more substrate at some point. At this time we expect The Techs acquisition to be accretive for the fourth quarter of 2007.”

In the third quarter, the company’s operating income was $111 per ton shipped with an operating margin of 15 percent, compared with second quarter operating income of $136 per ton shipped and an operating margin of 18 percent. The third quarter’s average consolidated selling price per ton decreased to $737 from $739 in the second quarter of 2007 but increased $4 from the year-ago quarter. The average scrap cost per net ton charged decreased $21 compared to the second quarter, which had seen an increase of $44 from the first quarter.

“The outlook for the fourth quarter is positive,” Busse said. “The costs of ferrous resources have trended down and we expect them to remain relatively stable going into winter. We expect selling prices to remain steady or increase slightly. Market demand for flat-rolled steel should improve in the fourth quarter due to inventory de-stocking and limited imports. We expect continued strength in our long products mills, particularly structural steel that is used in the non-residential construction markets. We currently expect fourth quarter earnings will be in a range of $1.02 to $1.07 per diluted share, excluding any impact from the planned acquisition of OmniSource Corporation. This early guidance closely parallels our third quarter, as improved market conditions will be offset by scheduled outages for upgrades at three of our five mills. We will provide updated guidance to reflect the effect of the acquisition of OmniSource, which we believe could be accretive, after the transaction closes in early November.

“During the third quarter, we made two important announcements that have strong implications for our future,” Busse continued. “The acquisition of OmniSource helps anchor our supply of domestic ferrous scrap resources and the commencement of the Mesabi Nugget project develops future self-sufficiency in pig-iron supply, both of which are critical steps in providing a strong platform for future growth initiatives.

“The acquisition of OmniSource creates an environment that allows us to capture margins at every step of the value chain. We believe that scrap resources in the future could become scarce at times due to increasing global demand and a softer U.S. dollar. Given these assumptions, we anticipate scrap margins could increase in the future and we hope to continue to grow this arm of our business. OmniSource can, at times, provide SDI with a more dependable, nearby supply of high-quality steel scrap and affords SDI a measure of protection from supply chain shortages under certain market conditions.

“Our plan to develop iron resources on the Mesabi Range in Minnesota promises to provide a consistent future supply of high-quality, lower-cost iron nuggets (i.e., pig iron) for use in our mini mills. We expect ultimately to control the entire process from mining, concentrating, and then direct reduction of the concentrate into pig iron. We believe that the economics of production will make these resources attractive compared to imported pig iron today and even more attractive as global demand grows and the cost of iron units continues to increase. We have demonstrated that the use of these resources in our electric-arc furnaces result in numerous operating advantages, including better management of residuals, lower electrode utilization, improved yields, and increased output by reducing tap-to-tap times.”

During the third quarter, the company continued its share repurchase program. A total of 4.9 million shares were repurchased during the quarter for approximately $198 million. At the end of the quarter, the company had 5.0 million shares authorized for repurchase. At September 30, 2007, the company had approximately 87.2 million shares of common stock outstanding.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Wednesday, October 17, 2007 at 11:00 am EDT, Steel Dynamics will host a conference call in which Steel Dynamics’ management will discuss third quarter 2007 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from Steel Dynamics’ Web site:    www.steeldynamics.com

Dial-in information is available on our Web site. No telephone replay will be available. An audio replay of the Webcast will be available from the SDI Web site.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590, f.warner@steeldynamics.com

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2007	2006	2007	2006	2007

Net Sales	$1,156,593	$911,862	$2,933,515	$2,398,987	$911,248

Costs of goods sold	928,142	667,058	2,272,079	1,798,141	694,666
Selling, general, and administrative expenses	54,524	46,224	148,538	117,006	48,922

Operating Income	173,927	198,580	512,898	483,840	167,660

Interest expense	14,602	7,445	29,048	23,606	7,198
Other (income) expense, net	(602)	(974)	10,205	(2,930)	11,523

Income before income taxes	159,927	192,109	473,645	463,164	148,939

Income taxes	59,336	73,386	176,949	171,523	54,997

Net income	$100,591	$118,723	$296,696	$291,641	$93,942

Basic earnings per share	$1.12	$1.19	$3.18	$3.09	$1.01

Weighted average common shares outstanding	89,741	99,685	93,162	94,394	93,429

Diluted earnings per share,
Including effect of assumed conversions	$1.06	$1.09	$3.02	$2.73	$.95
Weighted average common shares and share equivalents outstanding	94,929	109,785	98,449	106,932	98,781

Dividends declared per share	$.15	$.15	$.45	$.35	$.15

Note:  All prior period share data has been adjusted to include the company’s two-for-one stock split effective November 20, 2006.

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended		Nine Months Ended		First	Second
	September 30,		September 30,		Quarter	Quarter
Shipments and Production Data (tons)	2007	2006	2007	2006	2007	2007

Shipments
Steel Operations*
Flat Roll Division	689,762	644,164	1,881,361	1,960,284	612,109	579,490
Structural and Rail Division	302,141	261,725	895,618	751,485	283,876	309,601
Engineered Bar Products Division	133,795	130,531	408,130	380,013	142,359	131,976
Roanoke Bar Division	142,243	166,428	453,253	312,688	170,611	140,399
Steel of West Virginia	69,024	85,906	214,457	166,318	74,487	70,946
The Techs	230,691	—	230,691	—	—	—
	1,567,656	1,288,754	4,083,510	3,570,788	1,283,442	1,232,412

Steel Fabrication Operations**	70,005	66,205	205,376	167,756	66,507	68,864
Steel Scrap and Scrap Substitute ***	167,174	93,197	442,254	234,841	98,234	176,846
Other Operations****	34,107	16,138	93,576	70,285	33,113	26,356
Intercompany	(270,492)	(220,033)	(767,538)	(522,082)	(225,095)	(271,951)
Consolidated shipments	1,568,450	1,244,261	4,057,178	3,521,588	1,256,201	1,232,527

Steel Operations* production	1,510,644	1,263,098	4,007,269	3,494,201	1,250,387	1,246,238

Average Selling Price Per Ton
Steel Operations*	$699	$693	$682	$650	$646	$696
Consolidated	737	733	723	681	689	739

*                             Steel Operations include the company’s Flat Roll Division, Structural and Rail Division, Engineered Bar Products Division, Roanoke Bar Division, Steel of West Virginia, and The Techs operations.

**          Steel Fabrication Operations include the company’s five joist and deck fabrication plants located in         Indiana, Florida, Ohio, Virginia, and South Carolina.

***               Steel Scrap and Scrap Substitute Operations include Iron Dynamics and the company’s scrap processing facilities, of which two were purchased April 1, 2007.

****   Other Operations include Paragon Steel Enterprises and Dynamic Composites operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets
Cash and equivalents	$10,811	$29,373
Accounts receivable	491,457	408,376
Inventories	744,534	569,317
Deferred income taxes	16,080	13,964
Other current assets	27,264	15,167
Total current assets	1,290,146	1,036,197

Property, plant and equipment, net	1,358,204	1,136,703

Restricted cash	6,643	5,702

Intangible assets	198,678	12,226

Goodwill	200,637	30,966

Other assets	40,993	25,223
Total assets	$3,095,301	$2,247,017

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$325,564	$147,942
Income taxes payable	31,739	30,497
Accrued expenses	120,429	94,024
Accrued profit sharing	42,363	46,341
Senior secured revolving credit facility	97,000	80,000
Senior secured Term Loan A facility	55,000	—
Other current maturities of long-term debt	683	686
Total current liabilities	672,778	399,490

Long-term debt
Senior secured Term Loan A facility	495,000	—
9½% senior unsecured notes, due 2009	—	300,000
6¾% senior notes, due 2015	500,000	—
Convertible subordinated 4.0% notes due 2012	37,250	37,500
Other long-term debt	16,536	16,920
Unamortized bond premium	—	3,772
Total long-term debt	1,048,786	358,192

Deferred income taxes	292,802	256,803

Minority interest	976	1,424

Commitments and contingencies

Stockholders’ equity
Common stock	541	537
Treasury stock, at cost	(661,427)	(230,472)
Additional paid-in capital	392,269	367,772
Retained earnings	1,348,576	1,093,271
Total stockholders’ equity	1,079,959	1,231,108
Total liabilities and stockholders’ equity	$3,095,301	$2,247,017

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Operating activities:
Net income	$100,591	$118,723	$296,696	$291,641

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,853	30,616	96,096	87,293
Unamortized bond premium	—	—	(3,350)	—
Equity-based compensation	1,817	—	6,218	—
Deferred income taxes	(562)	(2,997)	(1,679)	(8,731)
Minority interest	107	68	(448)	696
Changes in certain assets and liabilities:
Accounts receivable	12,544	(48,907)	(21,204)	(78,891)
Inventories	35,212	(29,043)	(118,514)	(42,857)
Accounts payable	29,784	44,230	100,594	36,847
Income taxes payable	5,374	10,160	1,242	17,323
Other working capital	31,479	16,706	(7,284)	(6,473)
Net cash provided by operating activities	250,199	139,556	348,367	296,848

Investing activities:
Purchase of property, plant and equipment	(99,935)	(35,645)	(255,845)	(84,354)
Acquisition of business, net of cash acquired	(373,407)	—	(411,626)	(89,106)
Purchase of short-term investments	—	—	—	(14,075)
Maturities of short-term investments	—	—	—	14,075
Other investing activities	169	—	7	242
Net cash used in investing activities	(473,173)	(35,645)	(667,464)	(173,218)

Financing activities:
Issuance of long-term debt	798,000	65,000	1,795,000	65,000
Repayment of long-term debt	(366,230)	(35,395)	(1,028,387)	(81,698)
Issuance of common stock (net of expenses) and proceeds and tax benefits from exercise of stock options	4,113	4,638	20,260	31,995
Issuance (purchase) of treasury stock	(197,867)	(161,148)	(433,183)	(160,360)
Dividends paid	(13,840)	(10,111)	(42,564)	(23,242)
Debt issuance costs	(2,603)	—	(10,591)	—

Net cash provided by/(used in) financing activities	221,573	(137,016)	300,535	(168,305)
Decrease in cash and equivalents	(1,401)	(33,105)	(18,562)	(44,675)
Cash and equivalents at beginning of period	12,212	53,948	29,373	65,518
Cash and equivalents at end of period	$10,811	$20,843	$10,811	$20,843

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,563	$15,016	$22,921	$31,455
Cash paid for federal and state income taxes	$51,236	$60,421	$183,521	$155,962